National Integrity Pinnacle, Pinnacle III, Pinnacle IV and Pinnacle V (pre-1-1-12)

Exhibit 99.10(A)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Statements” and to the use of our report dated April 20, 2020, with respect to the financial statements of Separate Account I of National Integrity Life Insurance Company, in Post-Effective Amendment No. 10 to the Registration Statement (Form N-4 No. 333-175481) and Amendment No. 134 to the Registration Statement (Form N-4 No. 811-04846) and related Prospectus and Statement of Additional Information of Separate Account I of National Integrity Life Insurance Company for the registration of the "Pinnacle, Pinnacle III, Pinnacle IV and Pinnacle V (pre 1-1-12)" flexible premium variable annuity.

/s/ Ernst & Young LLP
Cincinnati, Ohio
April 20, 2020